Exhibit 10.48

CERTIFICATE OF AWARD

E.ON Group Stock Option Program

20XX

Phantom Option Award

The Management Board of E.ON has awarded

X,XXX phantom options to <Officer Name>, effective

January 1, 20XX with a strike price of €XX.XX to be

converted to US dollars at an exchange rate of

XXXUS dollars per Euro ($XX.XX).

Subject to terms and conditions of the E.ON Group Stock Option Program, these phantom options are payable in cash.  The value of the phantom options will be based upon the market price of the underlying E.ON shares.

/s/ Victor A. Staffieri
Victor A. Staffieri
Chief Executive Officer	<Officer Name>

Original – Employee

Signed Copy – Compensation File